Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Announces Quarterly Cash Dividend

(April 23, 2009)  --  Ephrata, PA -- ENB Financial Corp (OTCBB: ENBP), declared a second quarter cash dividend on April 22, 2009, of $.31 per share, maintaining the current dividend amount.  The second quarter 2009 dividend per share equals the 2008 second quarter dividend per share amount.  The dividend applies to all shareholders of record as of May 15, 2009, and is payable on June 15, 2009.  Shareholders will receive $.31 for each share of ENB Financial Corp common stock owned as of the record date.  Upon payment of the second quarter dividend, the 2009 year to date cash dividends will be $.62 per share, remaining at the 2008 level.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank, Ephrata, PA.  Ephrata National Bank operates from eight locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National has been serving the community since 1881.  For more information about Ephrata National Bank, visit the Bank’s web site at www.epnb.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp.  Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the corporation, the financial services industry and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the corporation’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance that they occur.  Actual results may differ materially from what may have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

( End )